Delisting Determination, The Nasdaq Stock Market, LLC, October 15, 2024. Corner Growth Acquisition Corp. 2.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Corner Growth Acquisition Corp. 2, effective at the opening of the trading session on October 25, 2024. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(4) and IM-5101-2.
The Company was notified of the Staff determination on June 17, 2024.
On June 24, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On August 13, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed. The Company securities were suspended on August 14, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on September 27, 2024.